Exhibit 10.1
Execution Version
Published Deal CUSIP: 52660HAA2
Revolver Facility CUSIP: 52660HAB0
Term Loan A Facility CUSIP: 52660HAC8
CREDIT AGREEMENT
Dated as of November 29, 2022
among
LEONARDO DRS, INC.,
as the Borrower,
CERTAIN SUBSIDIARIES OF LEONARDO DRS, INC.
as Guarantors
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and
L/C Issuer,
BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A.,
MUFG BANK, LTD.
U.S. BANK NATIONAL ASSOCIATION, and
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK
as Lead Arrangers, Bookrunners and Syndication Agents,
PNC BANK, NATIONAL ASSOCIATION,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
BNP PARIBAS, FIFTH THIRD BANK, NATIONAL ASSOCIATION and
REGIONS BANK,
as Documentation Agents,
and
The Lenders Party Hereto
________________________________________________________
$225,000,000 Term A Facility and $275,000,000 Revolving Credit Facility
________________________________________________________

SCHEDULES

2.01A	Commitments and Applicable Percentages
2.01B	Letter of Credit Commitments
4.01	Organizational and capital structure
5.01	Jurisdictions of Organization and Qualification
5.02	Equity Interests and Ownership
5.05	Governmental Consents
7.01	Certain Indebtedness
7.02	Certain Liens
7.05	Certain Restrictions on Subsidiary Distributions
7.06	Certain Investments
7.11	Certain Affiliate Transactions
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Form of Revolving Credit Note
C-2	Form of Term A Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F-1	Closing Date Certificate
F-2	Solvency Certificate
G	Counterpart Agreement
H	[Reserved]
I-1	[Reserved]
I-2	[Reserved]
J-1	[Reserved]
J-2	[Reserved]
K	Intercompany Subordination Agreement
L	[Reserved]
M-1	U.S. Tax Compliance Certificate
M-2	U.S. Tax Compliance Certificate
M-3	U.S. Tax Compliance Certificate
M-4	U.S. Tax Compliance Certificate
N	[Reserved]
O	[Reserved]
P	Incumbency Certificate
Q	Form of Notice of Loan Prepayment

CREDIT AGREEMENT
This CREDIT AGREEMENT (“Agreement”) dated as of November 29, 2022, is entered into by and among LEONARDO DRS, INC., a Delaware corporation (“the Borrower”), certain subsidiaries of the Borrower, as Guarantors, the Lenders party hereto from time to time, BANK OF AMERICA, N.A. (“Bank of America”) as Administrative Agent and Swing Line Lender, Bank of America, as L/C Issuer, JPMORGAN CHASE BANK, N.A., MUFG BANK, LTD., U.S. BANK NATIONAL ASSOCIATION and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as syndication agents (in such capacity, each a “Syndication Agent”) and as lead arrangers (in such capacity, each an “Arranger”) and bookrunners, and PNC BANK, NATIONAL ASSOCIATION, WELLS FARGO BANK, NATIONAL ASSOCIATION, BNP PARIBAS, FIFTH THIRD BANK, NATIONAL ASSOCIATION and REGIONS BANK, as documentation agents (in such capacity, each a “Documentation Agent”).
PRELIMINARY STATEMENTS:
WHEREAS, Lenders have agreed to extend certain credit facilities to the Borrower, in an aggregate principal amount not to exceed $500,000,000, consisting of (A) $225,000,000 aggregate principal amount of a term A loan facility, the proceeds of which will be used (i) to refinance certain existing debt of the Borrower and certain of its subsidiaries (including existing debt to the Borrower’s direct or indirect parent entities), and (ii) to pay fees, commissions and expenses in connection with the Loans (as defined below), and (B) up to $275,000,000 aggregate principal amount of a revolving credit facility, the proceeds of which will be used for working capital and other general corporate purposes;
WHEREAS, the L/C Issuer has agreed to issue certain letters of credit for the account of the Borrower, in an aggregate amount plus any unreimbursed drawings thereunder not to exceed $75,000,000 at any time outstanding; and
WHEREAS, the Guarantors have agreed to guarantee the obligations of the Borrower hereunder.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
ARTICLE I.    DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Adjustment Date” has the meaning specified in the definition of “Applicable Fee Rate.”
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries or any property of the Borrower or any of its Subsidiaries.
“Affected Financial Institution” means any (a) EEA Financial Institution or (b) UK Financial Institution.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.
“Agent” means each of the following (i) Administrative Agent, (ii) Syndication Agents, (iii) Documentation Agents, (iv) Bookrunners and (v) any other Person appointed under the Loan Documents to serve in an agent or similar capacity.
“Agent Parties” has the meaning specified in Section 11.02(c).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Aggregate Payments” has the meaning specified in Section 10.02.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Anti-Corruption Laws” has the meaning specified in Section 5.26.
“Applicable Fee Rate” means with respect to Revolving Credit Loans, (i) from the Closing Date until the first Adjustment Date, the percentage, per annum, applicable to Pricing Level 2 set forth in the pricing grid below; and (ii) from and after the initial Adjustment Date and on each subsequent Adjustment Date, the percentage, per annum, determined by reference to the pricing grid below based on Borrower’s Total Net Leverage Ratio as of the last day of the Fiscal Quarter last ended (or ending on such Adjustment Date):

Pricing Level	Total Net Leverage	Applicable Fee Rate
1	≤ 1.00 to 1.00	0.200%
2	> 1.00 to 1.00 and	0.225%

Pricing Level	Total Net Leverage	Applicable Fee Rate
	≤ 2.00 to 1.00
3	> 2.00 to 1.00 and ≤ 3.00 to 1.00	0.300%
4	> 3.00 to 1.00	0.350%
and “Applicable Rate” means with respect to the Term A Facility and the Revolving Credit Facility, (i) from the Closing Date until the first Adjustment Date, the percentage, per annum, applicable to Pricing Level 2 set forth in the pricing grid below; and (ii) from and after the initial Adjustment Date and on each subsequent Adjustment Date, the percentage, per annum, determined by reference to the pricing grid below based on Borrower’s Total Net Leverage Ratio as of the last day of the Fiscal Quarter last ended (or ending on such Adjustment Date):

Pricing Level	Total Net Leverage	Applicable Rate for Term SOFR Loans	Applicable Rate for Base Rate Loans
1	≤ 1.00 to 1.00	1.375%	0.375%
2	> 1.00 to 1.00 and ≤ 2.00 to 1.00	1.500%	0.500%
3	> 2.00 to 1.00 and ≤ 3.00 to 1.00	1.750%	0.750%
4	> 3.00 to 1.00	2.000%	1.000%
For the purposes of the pricing grids set forth above and the determination of the Applicable Rate, Total Net Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower (beginning with the first full fiscal quarter of the Borrower ending after the Closing Date) based upon the Borrower’s consolidated financial statements delivered pursuant to Section 6.01(b) or (c) and changes in the Applicable Rate resulting from changes in the Total Net Leverage Ratio shall become effective on the next first calendar day of a month (the “Adjustment Date”) after the date on which the Borrower’s consolidated financial statements are delivered to the Administrative Agent pursuant to Section 6.01(b) or (c) and shall remain in effect until the next change to be effected pursuant to this paragraph. If, as of any date that the Borrower’s consolidated financial statements are scheduled to be delivered pursuant to Section 6.01(b) or (c), such consolidated financial statements shall not have been delivered by such date, then, until the Adjustment Date occurring after the date on which such consolidated financial statements are delivered, the highest rate set forth in each column of the applicable pricing grid shall apply. Each change in the Applicable Fee Rate resulting from a change in the Total Net Leverage Ratio shall be effective with respect to all Loans and Letters of Credit outstanding on and after such first day of such calendar quarter. Nothing in this paragraph shall limit the right of Administrative Agent or any Lender under Section 2.08(b) or Article VIII.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time, subject to adjustment as provided in Section 2.17, and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time, (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.
“Appropriate Lender” means, at any time, (a) with respect to any of the Term A Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuers and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” has the meaning specified in the introductory paragraph hereto.
“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of the Borrower’s Subsidiaries, other than (i) inventory (or other assets) sold, leased or licensed out in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (ii) sales, leases or licenses out of other assets for aggregate consideration of less than $5,000,000 with respect to any transaction or series of related transactions and less than $20,000,000 in the aggregate during any Fiscal Year and (iii) the issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent and the Borrower.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).
“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Revolving Credit Facility, (ii) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02, and (iv) June 30, 2023, if the Term Loans are not made on or before that date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) Term SOFR plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Revolving Credit Loan or a Term A Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Beneficiary” means each Agent, L/C Issuer, Lender, Hedge Bank and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Bookrunners” means the Arrangers, in their capacity as lead arrangers and bookrunners.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term A Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.
“Cash” means money, currency or a credit balance in any demand or Deposit Account.
“Cash Collateral Account” means a blocked deposit account of one or more of the Loan Parties at Bank of America (or any successor Administrative Agent or another commercial bank reasonably acceptable to the Administrative Agent and the Borrower) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of L/C Obligations or Swing Line Loans (as the context may require), cash or deposit account balances or, if the Administrative Agent, the L/C Issuers or Swing Line Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuers or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.
“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in the case of each of clauses (a) and (b), maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iv) certificates of deposit or bankers’ acceptances (or, in the case of Foreign Subsidiaries, the foreign equivalent) maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000 (or, in the case of Foreign Subsidiaries, any local office of any commercial bank organized under the law of the relevant jurisdiction or any political subdivision thereof which has combined capital and surplus and undivided profits in excess of $250,000,000 or the foreign currency equivalent); (v) repurchase obligations for underlying securities of the types described in clauses (i) through (iv) above; and (vi) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has one of the two highest ratings obtainable from either S&P or Moody’s. In the case of any Investment by any Foreign Subsidiary of the Borrower, “Cash Equivalents” shall also include: (x) direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case, maturing within a year after such date and having, at the time of the acquisition thereof, a rating equivalent to at least A-2 from S&P and at least P-2 from Moody’s, (y) investments of the type and maturity described in clauses (i) through (vi) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (z) shares of any money market mutual or similar fund that has substantially all its assets invested continuously in the types of investments otherwise satisfying the requirements of this definition.
“CFC” means any Foreign Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Parent shall have acquired beneficial ownership of

Equity Interests representing more than 35% of the aggregate ordinary voting power for the election of directors represented by the issued and outstanding Equity Interests of the Borrower and the percentage of aggregate ordinary voting power for the election of directors so acquired is in excess of the percentage of the aggregate ordinary voting power for the election of directors represented by the Equity Interests beneficially owned by the Parent at such time.
“Change of Control Acceptance Notice” has the meaning specified in Section 2.05(b)(i).
“Change of Control Payment Date” has the meaning specified in Section 2.05(b)(i).
“Change of Control Prepayment Offer” has the meaning specified in Section 2.05(b)(i).
“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans or Term A Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or Term A Commitment.
“Closing Date” means the date on which the Term Loans are made.
“Closing Date Certificate” means a closing date certificate substantially in the form of Exhibit F-1.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986.
“Collateral Account” has the meaning specified in Section 2.03(o).
“Commitment” means a Term A Commitment or a Revolving Credit Commitment, as the context may require.
“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Term SOFR Loans, pursuant to Section 2.01(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent, including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communication” has the meaning specified in Section 11.17(a).
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Confidential Information” has the meaning specified in Section 11.07.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to:
(i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for:
(a)    consolidated interest expense;
(b)    provisions for taxes based on income;
(c)    total depreciation expense;
(d)    total amortization expense;
(e)    other non-Cash charges, expenses or losses reducing Consolidated Net Income (including any impairment) (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period);
(f)    the actual amount of any restructuring charges; provided that amounts added back pursuant to this clause (f), when aggregated with amounts added back pursuant to clause (g) below, shall not exceed 25% of Consolidated Adjusted EBITDA (calculated before giving effect to such adjustments) during such period;
(g)    the amount of net cost savings and synergies projected by the Borrower in good faith as a result of actions taken or expected to be taken in connection with acquisitions, and dispositions of assets, net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings and synergies are reasonably identifiable and factually supportable, (B) such actions are taken or expected to be taken within 12 months after the consummation of the relevant acquisition or disposition, (C) no cost savings shall be added pursuant to this clause (g) to the extent duplicative of any such expenses or charges added back pursuant to clauses

(e) above, or (h) below, and (D) the benefits resulting therefrom are anticipated by the Borrower to be realized within 12 months of such actions having been taken, and (E) amounts added back pursuant to this clause (g), when aggregated with amounts added back pursuant to clause (f) above, shall not exceed 25% of Consolidated Adjusted EBITDA (calculated before giving effect to such adjustments) during such period;
(h)     all extraordinary, unusual, infrequent or nonrecurring expenses, losses and charges for such period;
(i)    expenses, losses and charges relating to the Transactions, the Merger or any Asset Sale, regardless of when paid;
(j)    proceeds of business interruption insurance (whether or not received, so long as the Borrower or any Subsidiary is expected to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such four fiscal quarter period, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for the next four fiscal quarter period)); and
(k)    the amount of any minority interest expense deducted from subsidiary income attributable to minority equity interests of third parties in any non-wholly owned subsidiary;
minus (ii) the sum of (a) non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period) and (b) all extraordinary, unusual or nonrecurring income or gains for such period.
“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest or any Person that is an Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person or any Unrestricted Subsidiary accrued prior to the date it becomes a Subsidiary of the Borrower or is redesignated a Restricted Subsidiary, as applicable, or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, (c) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (e) the income (or loss) attributable to the early extinguishment of Indebtedness, and (f) (to the extent not included in clauses (a) through (e) above) any net extraordinary gains or net extraordinary losses.
“Consolidated Net Interest Expense” means, for any period, total interest expense (including that portion attributable to Finance Leases in accordance with GAAP and capitalized interest) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding

Indebtedness of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedge Agreements with respect to interest rates, but excluding, however, any amount not payable in Cash and any amounts referred to in Section 2.09(b) payable on or before the Closing Date minus total cash interest income of the Borrower and its Subsidiaries on a consolidated basis for such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Net Interest Expense for any period that would otherwise start before the Closing Date, such period shall instead start on the Closing Date and Consolidated Net Interest Expense shall be an amount equal to Consolidated Net Interest Expense from the Closing Date through the last day of such period multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the last day of such period.
“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate par value or stated face amount of all Indebtedness under clauses (i) through (iii) and (to the extent drawn and unreimbursed) (vi) of the definition thereof of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of Unrestricted Cash included in the consolidated balance sheet of the Borrower and its Subsidiaries as of such date. For clarity, Consolidated Total Net Debt does not include Indebtedness outstanding under credit card or receivables factoring programs.
“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Contributing Guarantor” has the meaning specified in Section 10.02.
“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Loan Party pursuant to Section 6.10.
“Covered Entity” has the meaning specified in Section 11.22(b).
“Credit Date” means the date of a Credit Extension.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Credit Party” has the meaning specified in Section 9.13.
“Cumulative Amount” means at any time (the “Cumulative Amount Reference Time”), an amount (which shall not be less than zero) equal to:
(i) 50% of the Consolidated Net Income of the Borrower and its Subsidiaries for the period (taken as one accounting period) beginning on the first day of the Fiscal Quarter in which the Closing Date occurs to the end of the most recently ended Fiscal Quarter at the Cumulative Amount Reference Time; plus
(ii) the amount of Net Equity Proceeds received by the Borrower from any cash capital contributions or the sale or issuance of any Equity Interests Not Otherwise Applied during the period from and including the Business Day immediately following the Closing Date through and including the Cumulative Amount Reference Time; provided that this clause (ii) excludes sales of Disqualified Equity Interests and Specified Equity Contributions; plus
(iii) the cumulative amount of net cash proceeds from the sale of any Investments made pursuant to Section 7.06(i); plus
(iv) the cumulative amount of returns (including dividends, interest, distributions, returns of principal, repayments, income and similar amounts) received by the Borrower or any Restricted Subsidiary in cash or Cash Equivalents in respect of any Investments made pursuant to Section 7.06(i); plus
(v) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any of its Restricted Subsidiaries, the lesser of (x) the fair market value of the Investments of the Borrower or the applicable Restricted Subsidiary made with the Cumulative Amount in such Unrestricted Subsidiary at the time of such redesignation, merger or consolidation (or of the assets transferred or conveyed, as applicable) and (y) the fair market value of the original Investments by the Borrower or the applicable Restricted Subsidiary made with the Cumulative Amount in such Unrestricted Subsidiary, in each case, as determined by the Borrower in good faith; minus
(vi) the aggregate amount of any Investments made pursuant to Section 7.06(i) and any Restricted Junior Payment made pursuant to Section 7.04(c) , in each case, during the period commencing on the Closing Date and ending on or prior to the Cumulative Amount Reference Time (and, for purposes of this clause (vi), without taking account of the intended usage of the Cumulative Amount at such Cumulative Amount Reference Time).
“Cumulative Amount Reference Time” has the meaning specified in the definition of “Cumulative Amount.”
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of

Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, each L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.
“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received in connection with an Asset Sale pursuant to Section 7.08(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, or (iii) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation or expiration of (without any pending drawing on) all Letters of Credit and the termination of the Commitments.
“Disqualified Institution” means (a) certain banks, financial institutions, other institutional lenders and other Persons that have been specified in writing to the Administrative Agent by the Borrower prior to the Closing Date, (b) competitors of the Borrower and its Subsidiaries and any affiliate of such competitor, in each case, that is identified in writing to the Administrative Agent by the Borrower from time to time and (c) any affiliates of the entities described in the foregoing clauses (a) or (b) that are clearly identifiable as affiliates of such entities solely on the basis of the similarity of their names (other than affiliates that constitute bona fide debt funds primarily investing in loans). In no event shall the designation of any Person as a Disqualified Institution apply (x) to disqualify any Person until three Business Days after such Person shall have been identified in writing to the Administrative Agent. For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, this definition) or is otherwise party to a pending trade as of the date of such notice, (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution.
“Dividing Person” has the meaning specified in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Documentation Agent” has the meaning specified in the introductory paragraph hereto.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
“DQ List” has the meaning specified in Section 11.06(l)(iv).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning specified in Section 11.17(a).
“Electronic Record” has the meaning specified in Section 11.17(a).
“Electronic Signature” has the meaning specified in Section 11.17(a).
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.06(l).
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.
“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization;

(d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means each of the conditions or events set forth in Section 8.01.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.12 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the applicable Commitment or, if such Lender did not fund the applicable Loan pursuant to a prior Commitment, the date on which such Lender acquires the applicable interest in such Loan (in each case, other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired such interest in such Loan or Commitment or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such

Recipient’s failure to comply with Section 3.01(g) (Status of Lenders; Tax Documentation) and (d) any withholding Taxes imposed pursuant to FATCA.
“Existing Indebtedness” means Indebtedness and other obligations under or in connection with (i) that certain credit agreement dated as of January 20, 2009, initially between the Borrower (formerly DRS Technologies, Inc.), certain subsidiaries of the Borrower identified therein and the Parent, as subsequently assigned by the Parent to Leonardo US Holdings, Inc. and (ii) that certain loan agreement dated June 20, 2017, between the Borrower and Leonardo US Holdings, Inc., each as amended prior to the Closing Date.
“Facility” means the Term A Facility or the Revolving Credit Facility, as the context may require.
“Fair Share” has the meaning specified in Section 10.02.
“Fair Share Contribution Amount” has the meaning specified in Section 10.02.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means any Fee Letter entered into between any Arrangers or the Administrative Agent, as the case may be, on the one side, and the Borrower, on the other side, setting out certain fees payable by the Borrower in connection with the transactions contemplated by this Agreement, as amended, restated, supplemented or otherwise modified from time to time.
“Finance Lease” means, with respect to any person, any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are, in conformity with GAAP, accounted for as a finance lease (rather than an operating lease) on the balance sheet of that person. and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Financial Officer” means, with respect to any Person, the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person (and, in the case of the Borrower, shall also mean each person performing similar duties as the foregoing).
“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of a Financial Officer of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries on a consolidated basis as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
“Financial Plan” has the meaning specified in Section 6.01(i).
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funding Guarantor” has the meaning specified in Section 10.02.
“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
“Guarantor” means each Domestic Subsidiary of the Borrower, other than (a) any Subsidiary that owns no material assets directly or indirectly other than the Equity Interests of one or more CFCs and (b) any Subsidiary of a CFC.
“Guaranty” means the Guaranty by each Guarantor set forth in Article X.
“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“Hedge Agreement” means any interest rate or currency Swap Contract permitted hereunder and which is entered into by and between any Loan Party and any Hedge Bank for the purpose of hedging the interest rate or currency exposure associated with the Borrower’ and its Subsidiaries’ operations (and not for speculative purposes).
“Hedge Bank” means any Person that, at the time it enters into a Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Hedge Agreement.
“Historical Financial Statements” means as of the Closing Date, (i) audited consolidated financial statements of the Borrower and its Subsidiaries, for each of the three most recent Fiscal Years ended at least sixty days prior to the Closing Date, consisting of balance sheets and the related statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited consolidated financial statements of the Borrower and its subsidiaries for any Fiscal Quarter (other than the fourth Fiscal Quarter) ended after the date of the most recent audited financial statements delivered pursuant to clause (i) above (and corresponding periods of any prior year) and at least forty-five days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three, six or nine month period, as applicable, ending on such date and, in each case (a) prepared in accordance with GAAP and (b) certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Finance Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any liability of such Person for Indebtedness described in the other clauses of this definition of another Person through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under clauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including under any Hedge Agreement, in each case, whether entered into for hedging or speculative purposes or otherwise; provided, in no event shall obligations under any Hedge Agreement be deemed “Indebtedness” for any purpose under Section 7.07 unless such obligations relate to a derivatives transaction which has been terminated.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitees” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 5.25.
“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement among the Loan Parties, the other Subsidiaries party thereto and the Administrative Agent, substantially in the form of Exhibit K.
“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).
“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders and the Administrative Agent (in the case of each requested Interest Period, subject to availability); provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)     no Interest Period shall extend beyond the Maturity Date.
“Investment” means (i) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person (other than the Borrower or any Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by the Borrower or any of its Subsidiaries to any other Person (other than the Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Swap Contract, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of any repayments of principal in the case of Investments in the form of loans and any return of capital or return on Investment in the case of equity Investments (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the initial Investment).
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower (or any Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.
“L/C Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit hereunder. The initial amount of each L/C Issuer’s L/C Commitment is set forth on Schedule 2.01B, or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed an L/C Commitment after the Closing Date, the amount set forth for such L/C Issuer as its L/C Commitment in the Register maintained by the Administrative Agent. The L/C Commitment of an L/C Issuer may be modified from time to time by agreement between such L/C Issuer and the Borrower, and notified to the Administrative Agent.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement” means a disbursement by an L/C Issuer with respect to an L/C Borrowing.
“L/C Issuer” means Bank of America, in its capacity as issuer of Letters of Credit hereunder, each other Lender (if any) as the Borrower may from time to time select as an L/C Issuer hereunder pursuant to Section 2.03(n) or Section 2.03(p), and any Lender appointed by the Borrower (with the consent of the Administrative Agent) as L/C Issuer as a replacement for any L/C Issuer who is at the time of such appointment a Defaulting Lender; provided that such Lender has agreed to be an L/C Issuer. Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “L/C Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any letter of credit issued hereunder, providing for the payment of cash upon the honoring of a presentation thereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Fee” has the meaning specified in Section 2.03(j).
“Letter of Credit Sublimit” means an amount equal to $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities (other than Securities representing an interest in a Joint Venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such Securities; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, including schedules and exhibits hereto, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17(d) of this Agreement and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Margin Stock” as defined in Regulation U.
“Master Agreement” has the meaning specified in the definition of “Swap Contract.”
“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole; (ii) the ability of the Loan Parties to perform the Obligations; (iii) the legality, validity, binding effect or enforceability of the Loan Documents; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender, L/C Issuer or any other Beneficiary under the Loan Documents.
“Maturity Date” means, with respect to the Term A Facility and the Revolving Credit Facility, the earlier of (a) the five-year anniversary of the Closing Date, and (b) the date on which the Term A Facility or the Revolving Credit Facility shall become due and payable in full hereunder, whether by acceleration or otherwise; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 11.09.
“Merger” means the series of transactions contemplated by the Merger Agreement.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of June 21, 2022, by and among RADA, the Borrower and Blackstart Ltd, a company organized under the laws of the state of Israel and a wholly-owned Subsidiary of the Borrower.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Borrower and its Subsidiaries for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
“Net Equity Proceeds” means an amount equal to any Cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Borrower or any of its Subsidiaries, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
“Net Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on the same date to (ii) Consolidated Net Interest Expense for such four-Fiscal Quarter period.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge

Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).
“Non-Guarantor Basket” has the meaning specified in Section 7.06(d).
“Not Otherwise Applied” means, with reference to any Net Equity Proceeds of any cash capital contributions or Net Equity Proceeds from the sale or issuance of any common Equity Interests or any other transaction or event, or the Cumulative Amount that is proposed to be applied to a particular use or transaction, that such amount was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on the receipt or availability of such amount (including any application of Specified Equity Contributions pursuant to Section 8.04).
“Note” means a Term A Note or a Revolving Credit Note, as the context may require.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit Q or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, or Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that, without limiting the foregoing, the Obligations include  the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document; provided further that the Obligations shall exclude any Excluded Swap Obligations.
“Obligee Guarantor” has the meaning specified in Section 10.07.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate or articles of formation or organization, as amended, and its limited liability company or operating agreement, as amended. In the event any term or condition of this Agreement or any other Loan Document requires any Organizational Document to be certified by a secretary of state or similar Governmental Authority, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such Governmental Authority.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Documents).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.13).
“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Parent” means Leonardo S.p.A., a joint stock company (società per azioni) organized under the laws of the Republic of Italy.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“PATRIOT Act” has the meaning specified in Section 4.01(n).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Permitted Acquisition” means any acquisition, directly or indirectly, by the Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,
(i)    immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(ii)    all transactions in connection therewith shall be consummated, in all material respects, in accordance with all Applicable Laws and in conformity with all applicable Governmental Authorizations;
(iii)    the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.07 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended; and
(iv)    any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date or similar or related businesses.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Plan of Reorganization” has the meaning specified in Section 11.06(l)(iii).
“Platform” has the meaning specified in Section 6.01(l).
“Private Lenders” means Lenders that have advised the Administrative Agent in writing that they wish to receive Private-Side Information.
“Private-Side Information” means any information with respect to the Borrower and its Subsidiaries that is not Public-Side Information.
“Projections” has the meaning specified in Section 5.08.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” means Lenders that have advised the Administrative Agent in writing that they do not wish to receive Private-Side Information.
“Public-Side Information” means information that is not material non-public information (for purposes of United States federal, state or other applicable securities laws).
“Qualified ECP Guarantor” shall mean, at any time, each Loan Party that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” means Equity Interests other than Disqualified Equity Interests.
“RADA” means RADA Electronic Industries Ltd., a company organized under the laws of the State of Israel.
“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Loan Party in any Real Property.
“Real Property” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.
“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Reduction Amount” has the meaning set forth in Section 2.05(b)(ix).
“Refinance” as defined in the definition of “Refinancing Indebtedness”.
“Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”) the Indebtedness being Refinanced (or previous refinancings thereof constituting Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus the amount of unpaid accrued or capitalized interest and premiums thereon (including tender premiums), underwriting discounts, original issue discount, defeasance costs, fees (including upfront fees, underwriting fees, legal fees, accounting and audit fees and other similar or customary fees), commissions and expenses), (b) the weighted-average life to maturity of such Refinancing Indebtedness is greater than or equal to the weighted-average life to maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable taken as a whole to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined in good faith and certified in writing to the Administrative Agent by a Responsible Officer of the Borrower); and (d) no Refinancing Indebtedness shall have different obligors, greater guarantees or substantially different collateral than, the Indebtedness being Refinanced (except to the extent that less collateral is granted to the holders of the Refinancing Indebtedness).
“Register” has the meaning specified in Section 11.06(c).
“Regulation T” means Regulation T of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
“Relevant Four Fiscal Quarter Period” has the meaning specified in Section 8.04.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” has the meaning specified in Section 9.06(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Class Lenders” means, at any time with respect to any Class of Loans or Commitments, Lenders having Total Credit Exposures with respect to such Class representing more than 50% of the Total Credit Exposures of all Lenders of such Class.  The Total Credit Exposure of any Defaulting Lender with respect to such Class shall be disregarded in determining Required Class Lenders at any time.
“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the Term A Facility on such date; provided that the portion of the Term A Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders.
“Rescindable Amount” has the meaning specified in Section 2.12(b)(ii).
“Resignation Effective Date” has the meaning specified in Section 9.06.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or any vice president of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower or any of its Subsidiaries (or any direct or indirect parent of the Borrower) now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower or any of its respective Subsidiaries (or any direct or indirect parent of the Borrower) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any of its Subsidiaries (or any direct or indirect parent of the Borrower) now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.
“Restricted Subsidiary” means any subsidiary of the Borrower other than an Unrestricted Subsidiary; provided that upon the occurrence of any Unrestricted Subsidiary ceasing to be an

Unrestricted Subsidiary, such subsidiary shall be included in the definition of “Restricted Subsidiary”.
“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(c).
“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(c), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01A under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.
“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.
“Revolving Credit Loan” has the meaning specified in Section 2.01(c).
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-1.
“Sanction(s)” has the meaning specified in Section 5.26.
“S&P” means S&P’s Global Ratings, a division of S&P Global, Inc., and any successor thereto.
“SEC” means the United States Securities and Exchange Commission.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Adjustment” means (i) with respect to Term SOFR, 0.10% (10 basis points) and (ii) with respect to Daily Simple SOFR, 0.10% (10 basis points).
“Solvency Certificate” means a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit F-2.
“Specified Equity Contribution” has the meaning specified in Section 8.04.
“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 11.11).
“Subject Transaction” has the meaning specified in Section 7.07(c).
“Subordinated Indebtedness” means any Indebtedness (other than any intercompany Indebtedness owing to direct and indirect parent companies of the Borrower or the Borrower or any Subsidiary not prohibited under this Agreement) expressly subordinated in right of payment to the Obligations.
“subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Subsidiary” means, unless the context otherwise requires, a Restricted Subsidiary of the Borrower. For purposes of Sections 5.02, 5.11, 5.12, 5.20, 5.24, 5.25, 6.01(b)-(e), 6.03 and 6.08 only, references to Subsidiaries shall be deemed also to be references to Unrestricted Subsidiaries.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $15,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.
“Syndication Agent” has the meaning specified in the introductory paragraph hereto.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term A Borrowing” means a borrowing consisting of simultaneous Term A Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Term A Lenders pursuant to Section 2.01(a).
“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01A under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Term A Facility” means, at any time, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.
“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time.
“Term A Loan” means an advance made by any Term A Lender under the Term A Facility.
“Term A Loan Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Term A Loans; provided that at any time prior to the making of the

Term A Loans, the Term A Loan Exposure of any Lender shall be equal to such Lender’s Term A Commitment.
“Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit C-2.
“Term Borrowing” means a Term A Borrowing.
“Term Facility” means, at any time, the Term A Facility.
“Term Loan” means a Term A Loan.
“Term SOFR” means:
(a)    for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;
provided that if the Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than 0.00%, the Term SOFR shall be deemed 0.00% for purposes of this Agreement.
“Term SOFR Loan” means a Revolving Credit Loan or a Term A Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Total Credit Exposure” means, as to any Lender at any time, (a) in respect of the Revolving Credit Facility, the unused Revolving Credit Commitments and Revolving Credit Exposure of such Lender at such time and (b) in respect of the Term A Facility, the Term A Loan Exposure of such Lender at such time.
“Total Net Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Total Net Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trade Date” has the meaning specified in Section 11.06(l)(i).
“Transaction” means, collectively, (i) the repayment of the Existing Indebtedness, (b) the borrowing of the Term Facility and any Revolving Credit Facility to be made on the Closing Date and (c) the other transactions contemplated by the Loan Documents.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.
“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(f).
“Unrestricted Cash” means the aggregate amount of cash and Cash Equivalents held in accounts on the consolidated balance sheet of the Borrower and its Subsidiaries to the extent that the use of such Cash and Cash Equivalents for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement and such Cash and Cash Equivalents are free and clear of all Liens (other than Liens described in Section 7.02(p)).
“Unrestricted Subsidiary” means any subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.13 subsequent to the date hereof. The Borrower may designate any subsidiary of the Borrower (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any subsidiary of the Borrower (other than any subsidiary of the subsidiary to be so designated); provided that each of (A) the subsidiary to be so designated and (B) its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary.
“Unrestricted Subsidiary Reporting Period” means any Fiscal Quarter or Fiscal Year if, as of the end of such period, either (i) the combined revenues of the Unrestricted Subsidiaries exceed

15% of the combined revenues of the Borrower and its consolidated Subsidiaries for the four Fiscal Quarter period then ended, or (ii) the aggregate amount of the assets of the Unrestricted Subsidiaries as recorded on the balance sheet of the Borrower and its consolidated Subsidiaries exceeds 15% of the aggregate amount of the assets of the Borrower and its consolidated Subsidiaries on such balance sheet.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(3).
“Withholding Agent” means the Borrower, the Administrative Agent or any other applicable withholding agent.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary

Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)    Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03    Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Historical Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders together with any financial statements delivered pursuant to Section 6.01(b) or (c) an internally-prepared reconciliation between such financial statements and any financial information required for the computation of such ratio or requirement in accordance with GAAP as in effect prior to such change therein.

(c)    Notwithstanding anything to the contrary in this Section 1.03 or in the definition of “Finance Lease,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, any lease that would have been treated as an operating lease under GAAP as in effect on December 31, 2015 shall continue to be considered an operating lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
(d)    Unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07    Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
1.08    Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Term

SOFR” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including any replacement pursuant to Section 3.03(b)) or the effect of any of the foregoing, or of any Conforming Changes.
ARTICLE II.    THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    The Loans. (a)  The Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan in Dollars to the Borrower on the Closing Date in an amount not to exceed such Term A Lender’s Term A Commitment of the Term A Facility. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.
(b)    [Reserved.]
(c)    The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the Revolving Credit Exposure shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c). Revolving Credit Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.
2.02    Borrowings, Conversions and Continuations of Loans. (a) Each Term A Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than (i) 12:00 p.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans, and (ii) 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Term SOFR Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders and the Administrative Agent. Each Borrowing of, conversion to or continuation of Term SOFR

Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term A Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Term SOFR Loan.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term A Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.01(a). Each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is to be made on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(c)    Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.
(e)    After giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than two Interest Periods in effect in respect of the Term A Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than eight Interest Periods in effect in respect of the Revolving Credit Facility.
(f)     Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
(g)     With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
2.03    Letters of Credit. (a) General. The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request that any L/C Issuer, in reliance on the agreements of the Revolving Credit Lenders set forth in this Section 2.03, issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account in such form as is acceptable to such L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments.
(b)    Notice of Issuance, Amendment, Extension. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable L/C Issuer) to an L/C Issuer selected by it and to the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.03(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable L/C Issuer, the Borrower also shall submit a letter of credit application and reimbursement agreement on such L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, an L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

If the Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit such L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon by the Borrower and the applicable L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that such L/C Issuer shall not (i) permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
(c)    Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by any L/C Issuer shall not exceed its L/C Commitment, (ii) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (iii) the Revolving Credit Exposure of any Lender shall not exceed its Revolving Credit Commitment and (iv) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Credit Commitments.
(i)    No L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $250,000; or
(D) any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.
(ii)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(iii)    Upon the issuance of any Letter of Credit or amendment to a Letter of Credit pursuant to this Section 2.03, the applicable L/C Issuer shall promptly notify the Administrative Agent of such issuance or amendment, which notice shall be accompanied by a copy of such Letter of Credit or amendment.
(iv)    Each L/C Issuer shall promptly furnish to the Administrative Agent any information which may be reasonably requested by it with respect to any Letters of Credit issued by such L/C Issuer under this Section 2.03 (including any L/C Disbursement thereunder).
(d)    Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date 12 months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, 12 months after the then-current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Maturity Date.
(e)     Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the applicable L/C Issuer or the Lenders, such L/C Issuer hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments.
In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the applicable L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by an L/C Issuer not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Revolving Credit Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders pursuant to this Section 2.03), and the Administrative Agent shall promptly pay to the applicable L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the applicable L/C Issuer or, to the extent that the Revolving Credit Lenders have made payments pursuant to this Section 2.03(e) to reimburse such L/C Issuer, then to such Lenders and such L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this Section 2.03(e) to reimburse an L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.
Each Revolving Credit Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender's Commitment is amended as a result of an assignment in accordance with Section 11.06 or otherwise pursuant to this Agreement.
If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(e) shall be conclusive absent manifest error.
(f)    Reimbursement. If an L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, it shall promptly notify the Administrative Agent and the Borrower pursuant to the provisions of clause (l) of this Section 2.03, and the Borrower shall reimburse such L/C Issuer in respect of such L/C Disbursement by paying to such L/C Issuer an amount equal to such L/C

Disbursement not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.04 that such payment be financed with a Borrowing of Base Rate Loans or Swing Line Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans or Swing Line Loan. If the Borrower fails to make such payment when due, the applicable L/C Issuer shall notify the Administrative Agent, which, in turn, shall notify each Revolving Credit Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the date of payment by the applicable L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(g)    Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in clause (f) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:
(i)    any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect;
(iv)    waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;
(v)    [Reserved.]
(vi)    [Reserved.]

(vii)    payment by the applicable L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or
(viii)    any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
None of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the applicable L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the applicable L/C Issuer; provided that the foregoing shall not be construed to excuse an L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an L/C Issuer (as finally determined by a court of competent jurisdiction), an L/C Issuer shall be deemed to have exercised care in each such determination, and that:
(i)    an L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;
(ii)    an L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;
(iii)    an L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(iv)    this sentence shall establish the standard of care to be exercised by an L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, none of the Administrative Agent, the Lenders, any L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) an L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a the Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii)an L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such L/C Issuer.
(h)    Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued by it, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where any L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(i)    Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.
(j)    Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) which shall accrue at a rate equal to the Applicable Rate for Revolving Credit Loans that are Term SOFR Loans on the daily aggregate amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(k)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at a rate per annum equal to the percentage separately agreed upon between the Borrower and such L/C Issuer, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and such L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Borrower and such L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(l)    Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such L/C Issuer and the Lenders with respect to any such L/C Disbursement.
(m)    Interim Interest. If the L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.03, then Section 2.08(b) shall apply. Interest accrued pursuant to this clause (m) shall be for account of such L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section 2.03 to reimburse such L/C Issuer shall be for account of such Lender to the extent of such payment.
(n)    Replacement of any L/C Issuer. Any L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(j). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(o)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Revolving Lenders demanding the deposit of Cash Collateral pursuant to this clause (o), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clauses  (f) and (g) of Section 8.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or Section 2.03(d), if any L/C Obligations remain outstanding after the expiration date specified in Section 2.03(d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 103% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.
The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse each L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(p)    Designation of Additional L/C Issuers. Subject to the consent of the Administrative Agent, the Borrower may, at any time and from time to time, designate as additional L/C Issuers one or more Revolving Credit Lenders that agree in writing to serve in such capacity as provided below, provided that, at any time, there shall be no more than four L/C Issuers under this Agreement. The acceptance by a Revolving Credit Lender of an appointment as an L/C Issuer hereunder shall be evidenced by an agreement, which shall set forth, among other things, the L/C Commitment assumed by, and the contact information of, such designated Revolving Credit Lender and shall be in form and substance reasonably satisfactory to the Administrative Agent, executed by the Borrower, such designated Revolving Credit Lender and the Administrative Agent. From and after the effective date of such agreement, (i) such Revolving Credit Lender shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such Revolving Credit Lender in its capacity as an issuer of Letters of Credit hereunder, unless the context so requires. The Administrative Agent shall notify the Lenders of any designation of an additional L/C Issuer.
(q)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04    Swing Line Loans. (a)    The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the Revolving Credit Exposure of any Revolving Credit Lender shall not exceed such Lender’s Revolving Credit Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.
(b)    Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 and an integral multiple of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.
(c)    Refinancing of Swing Line Loans.
(i)    The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing

(which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)    If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing;

provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)     At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)    If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.
(f)    Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05    Prepayments.
(a)    Optional.
(i)    The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Term SOFR Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Term SOFR Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such

Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that such prepayment may be conditioned on the occurrence of any subsequent event (including a Change of Control, refinancing transaction or Permitted Acquisition or other Investment). Any prepayment of a Term SOFR Loan shall be accompanied by all accrued and unpaid interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as directed by the Borrower in the Notice of Loan Prepayment, provided that, should the borrower fail to direct the application of such prepayment, the same shall be applied to reduce the scheduled remaining installments of principal of the Term Loans on a pro rata basis. Subject to Section 2.17, each prepayment under this Section 2.05(a) shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.
(ii)    The Borrower may, upon notice to the Swing Line Lender pursuant to delivery to the Swing Line Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(b)    Mandatory.
(i)    Prior to or within 10 days following a Change of Control, the Borrower shall make an offer to prepay the entire principal amount of all Loans and L/C Borrowings, and to Cash Collateralize any remaining L/C Obligations (the “Change of Control Prepayment Offer”) by notifying the Administrative Agent in writing of the Change of Control Prepayment Offer. Each such notice shall specify the date of such prepayment, which shall be no earlier than 15 days from the date such notice is delivered to the Administrative Agent and no later than 30 days from the date of such Change of Control (the date of such proposed payment, the “Change of Control Payment Date”) and, if delivered prior to the occurrence of the relevant Change of Control, may state that the Change of Control Prepayment Offer be conditional on the occurrence of such Change of Control. The Administrative Agent will promptly notify each Lender of the contents of any such prepayment notice and of such Lender’s pro rata share of the prepayment. Any Lender may elect, by delivering not less than five Business Days prior to the Change of Control Payment Date, a written notice to the Administrative Agent (such notice, a “Change of Control Acceptance Notice”) that any change of control prepayment be made with respect to all or any portion of the Loans, L/C Borrowings and L/C Obligations held by such Lender pursuant to this Section 2.05(b), in which case the Borrower shall prepay such Loans and L/C Borrowings, and shall Cash Collateralize such L/C Obligations, on the Change of Control Payment Date. If a Lender fails to deliver a

Change of Control Acceptance Notice within the time frame specified above, any such failure will be deemed a rejection of the Change of Control Prepayment Offer as to all outstanding Loans, L/C Borrowings and L/C Obligations of such Lender.
(ii)     [Reserved.]
(iii)    [Reserved.]
(iv)    Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness permitted to be incurred or issued pursuant to Section 7.01), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Cash proceeds received therefrom on the date of receipt thereof, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable fees and expenses (such prepayments to be applied as set forth in clauses (vi) and (ix) below).
(v)    [Reserved.]
(vi)    Each prepayment of Loans pursuant to Section 2.05(b)(iv) shall be applied, first, to the Term Facility and to the principal repayment installments thereof on a pro rata basis and, second, to the Revolving Credit Facility in the manner set forth in clause (ix) of this Section 2.05(b).
(vii)    [Reserved.]
(viii)    If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.
(ix)    Subject to Section 2.05(b)(i), prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (iii) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, Cash Collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Credit Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.06(b)(ii). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

2.06    Termination or Reduction of Commitments. (a)    Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit, and provided, further, that any such termination or reduction may be conditioned on the occurrence of any subsequent event (including a Change of Control, refinancing transaction or Permitted Acquisition or other Investment).
(b)    Mandatory. (i) The aggregate Term A Commitments shall be automatically and permanently reduced to zero on the date of the Term A Borrowing.
(ii)    The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made pursuant to Section 2.05(b) by an amount equal to the applicable Reduction Amount.
(iii)    If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such Reduction Amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.
2.07    Repayment of Loans.
(a)    Term A Loans. The Borrower shall repay to the Term A Lenders the aggregate principal amount of all Term A Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Payment Dates	Principal Repayment Installments
March 31, 2023	$2,812,500

Payment Dates	Principal Repayment Installments
June 30, 2023	$2,812,500
September 30, 3023	$2,812,500
December 31, 2023	$2,812,500
March 31, 2024	$2,812,500
June 30, 2024	$2,812,500
September 30, 2024	$2,812,500
December 31, 2024	$2,812,500
March 31, 2025	$2,812,500
June 30, 2025	$2,812,500
September 30, 2025	$2,812,500
December 31, 2025	$2,812,500
March 31, 2026	$2,812,500
June 30, 2026	$2,812,500
September 30, 2026	$2,812,500
December 31, 2026	$2,812,500
March 31, 2027	$2,812,500
June 30, 2027	$2,812,500
September 30, 2027	$2,812,500
November 29, 2027	$171,562,500
provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date for the Term A Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date.
(b)    [Reserved].
(c)    Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
(d)    Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date falling ten Business Days after such Loan is made and (ii) the Maturity Date. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Swing Line Lender, the Borrower shall repay the outstanding Swing Line Loans made by the Swing Line Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swing Line Loans.
2.08    Interest. (a)    Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)    Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), (c) (with respect to a breach of Section 7.07 only), (f) or (g), the principal amount of all Loans outstanding and, to the extent permitted by Applicable Law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans that are Revolving Credit Loans); provided, in the case of Term SOFR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Term SOFR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.08(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent, any L/C Issuer, the Swing Line Lender or any Lender.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees. In addition to certain fees described in Sections 2.03(j) and (k):
(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.
(b)    Other Fees. The Borrower shall pay to each of the Arrangers, Agents and Lenders such other fees in the amounts and at the times separately agreed upon (including all fees provided for under any Fee Letter).
2.10    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-

day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11    Evidence of Debt. (a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12    Payments Generally; Administrative Agent’s Clawback. (a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)     Payments by the Borrower; Presumptions by Administrative Agent.
Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuers, as the case may be, the amount due.
With respect to any payment that the Administrative Agent makes for the account of the Lenders or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article

IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (y) the application of Cash Collateral provided for in Section 2.17(d)(iii), or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    [Reserved.]
2.15    [Reserved.]
2.16    [Reserved.]
2.17    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01 and in the definition of “Required Lenders”.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17(d); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17(d); sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17(d).
(C)    With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each L/C Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate

Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 11.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.17(d).
(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and each L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with their Revolving Credit Commitments (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swing Line Loans/Letters of Credit. So long as any Revolving Credit Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no L/C Issuer shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(d)    Cash Collateral.
(i)    Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(ii)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(d)(iii). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the applicable L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.17(a)(v), after giving effect to Section 2.17(a)(v) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in a Cash Collateral Account at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(iii)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.04, 2.05 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.
(iv)    Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.18    Use of Proceeds. The proceeds of the Term A Loan made on the Closing Date shall be applied by the Borrower to repay the Existing Indebtedness and to pay fees and expenses in connection with this Agreement. The proceeds of the Revolving Credit Loans and Swing Line Loans made on and/or after the Closing Date shall be applied by the Borrower for working capital and general corporate purposes of the Borrower and its Subsidiaries. Letters of Credit shall be used by the Borrower for working capital and general corporate purposes of the Borrower and its Subsidiaries.
ARTICLE III.    TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes. (a)    Defined Terms: For purposes of this Section 3.01, the term “Applicable Law” includes FATCA and the term “Lender” includes any L/C Issuer.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. Each of the Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E or W-8BEN, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(g).
(h)    Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this clause (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(i)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.
3.03    Inability to Determine Rates.
(a)    If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under Section 3.03(b)(i) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period.
(b)    Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)     adequate and reasonable means do not exist for ascertaining one month, three month and six month interest periods of Term SOFR because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)     CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).
If the Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time,

Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0.00%, the Successor Rate will be deemed to be 0.00% for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
For purposes of this Section 3.03, those Lenders that either have not made, or do not have an obligation under this Agreement to make, the relevant Loans in Dollars shall be excluded from any determination of Required Lenders.
3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Term SOFR) or any L/C Issuer;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts, as reasonably determined by such Lender or such L/C Issuer (which determination shall be made in good faith), as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 3.04(b) as a result of a Change in Law resulting from Basel III or the Dodd-Frank Wall Street Reform and Consumer Protection Act if it shall not at the time be the general policy or practice of such Lender to demand such compensation from similarly situated borrowers (to the extent that, with respect to such Change in Law, such Lender has the right to do so under its credit facilities with similarly situated borrowers).
(c)    Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)    any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
including any loss, cost or expense arising from the liquidation or reemployment of funds or from fees payable. Such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the rate of interest that would have been applicable to such Loan under this agreement, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Loan, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the secured overnight financing market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
3.06    Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.
3.07    Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV.    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Closing Date. The obligation of each Lender or L/C Issuer, as applicable, to make the initial Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 11.01, of the following conditions on or before the Closing Date:
(a)    Loan Documents. Administrative Agent shall have received a copy of this Agreement and each other Loan Document required to be executed on the Closing Date, executed and delivered by each Loan Party and each other Person party thereto.
(b)    Organizational Documents; Incumbency. Administrative Agent shall have received, in respect of each Loan Party, (i) copies of each Organizational Document, certified (to the extent applicable) as of a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Loan Party; (iii) resolutions of the Board of Directors or similar governing body of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation, each dated the Closing Date or a recent date prior thereto; and (v) signature and incumbency certificates of one or more officers of the Borrower who are authorized to execute Committed Loan Notices delivered under this Agreement, in substantially the form of Exhibit P (with such amendments or modifications as may be reasonably acceptable to Administrative Agent).
(c)    Organizational and Capital Structure. The organizational structure and capital structure of the Borrower and its Subsidiaries, both before and after giving effect to the Merger, shall be as set forth on Schedule 4.01.
(d)    Merger. Administrative Agent shall have received reasonably satisfactory evidence of the consummation of the Merger.
(e)    Existing Indebtedness. On the Closing Date, the Borrower and its Subsidiaries shall have repaid in full all Existing Indebtedness (it being understood that such repayment may be funded with the proceeds of the Term Loans).
(f)    [Reserved].
(g)    [Reserved].
(h)    Financial Statements. Administrative Agent shall have received from the Borrower (i) the Historical Financial Statements, (ii) any audited (to the extent available) or unaudited financial statements relating to acquisitions of or substantially all of the assets of, all Equity

Interests of, or a business line or unit or a division of, any Person, carried out by the Borrower or any of its Subsidiaries within the 12 months preceding the Closing Date, or which are contemplated or pending as of such date, and (iii) pro forma consolidated balance sheets of the Borrower and its Subsidiaries as at the Closing Date, reflecting the consummation of the transactions contemplated by the Loan Documents and the Merger, in each case meeting the requirements of Regulation S X for Form S 4 registration statements.
(i)    [Reserved].
(j)    Opinions of Counsel to Loan Parties. Agents, L/C Issuer and Lenders and their respective counsel shall have received an executed copy of a customary written opinion of Sullivan & Cromwell LLP, New York and California counsel to the Loan Parties, and of other outside counsel in the jurisdiction of organization of each Loan Party that is not organized in New York, California, Kentucky, Nevada or Texas, in form and substance reasonably satisfactory to Administrative Agent (and each Loan Party hereby instructs each such counsel to deliver such opinions to Agents, L/C Issuer and Lenders).
(k)    Fees. the Borrower shall have paid to Administrative Agent and each Arranger and Lender the fees payable on or before the Closing Date referred to in Section 2.09 and all expenses payable on the Closing Date pursuant to Section 11.04, to the extent invoiced at least three Business Days prior to the Closing Date.
(l)    Solvency Certificate; Solvency Appraisal. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from a Financial Officer of the Borrower.
(m)    Closing Date Certificate. The Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.
(n)    At least three days prior to the Closing Date, (x) the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”) to the extent requested at least 10 Business Days prior to the Closing Date, and (y) any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02    Conditions to Each Credit Extension.
(a)    Conditions Precedent. The obligation of each Lender to make any Loan, or any L/C Issuer to issue any Letter of Credit (or, at the Borrower’s request, to amend any Letter of Credit to extend its term or increase its amount), on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 11.01, of the following conditions precedent:
(i)    Administrative Agent shall have received a fully executed and delivered Committed Loan Notice or issuance notice in respect of Letters of Credit, as the case may be;
(ii)    after making the Credit Extensions requested on such Credit Date, the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Commitments then in effect;
(iii)    as of such Credit Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;
(iv)    as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and
(v)    on or before the date of issuance of any Letter of Credit, Administrative Agent and the applicable L/C Issuer shall have received all other information required under Section 2.03(b), and such other documents or information as the applicable L/C Issuer may reasonably require in connection with the issuance of such Letter of Credit.
(b)    [Reserved.]
(c)    Each borrowing of a Loan by and issuance, extension or increase of a Letter of Credit for the account of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the applicable Credit Date that the conditions contained in clauses (ii), (iii), and (iv) of Section 4.02(a) have been satisfied.
ARTICLE V.    REPRESENTATIONS AND WARRANTIES
In order to induce Agents, Lenders and L/C Issuers to enter into this Agreement and to make each Credit Extension to be made thereby, each Loan Party represents and warrants to each Agent, Lender and L/C Issuer, on the Closing Date and on each Credit Date, that the following statements are true and correct:
5.01    Organization; Requisite Power and Authority; Qualification. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 5.01, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
5.02    Equity Interests and Ownership. Except as set forth on Schedule 5.02, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of any Subsidiary of the Borrower outstanding which upon conversion or exchange would require, the issuance by any Subsidiary of the Borrower of any additional membership interests or other Equity Interests of any Subsidiary of the Borrower or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of any Subsidiary of the Borrower. Schedule 5.02 correctly sets forth the ownership interest of the Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.
5.03    Due Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.
5.04    No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to the Borrower or any of its Subsidiaries, (ii) any of the Organizational Documents of such Loan Party, or (iii) any order, judgment or decree of any court or other agency of government binding on the Borrower or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation the Borrower or any of its Subsidiaries; or (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any of its Subsidiaries, except for any violation set forth in clause (a)(i), any conflict, breach or default set forth in clause (b) or any imposition of a Lien referred to in clause (c) which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.05    Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for (a) such as have been made or obtained and are in full force and effect, (b) such other actions, registrations, consents and approvals with respect to which the failure to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (c) filings or other actions listed on Schedule 5.05.
5.06    Binding Obligation. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.07    Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for Taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or disclosed in the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or financial condition of the Borrower and its Subsidiaries taken as a whole.
5.08    Projections. The projections of the Borrower and its Subsidiaries for the period of Fiscal Year 2021 through and including Fiscal Year 2026 furnished by or on behalf of the Borrower to the Arrangers (the “Projections”) have been prepared in good faith based on assumptions believed by the management of the Borrower to be reasonable at the time made, at the time such Projections were furnished and on the Closing Date (it being understood that Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and such differences may be material).
5.09    No Material Adverse Effect. Since December 31, 2021, no event, circumstance or change has occurred that has had, either in any case or in the aggregate, a Material Adverse Effect.
5.10    [Reserved.]
5.11    Adverse Proceedings, Etc.   There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries (a) is in violation of any Applicable Laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.12    Payment of Taxes. Except to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all Tax returns and reports of the Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, unless the same are being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings and adequate reserves in accordance with GAAP shall have been made or provided therefor.
5.13    Properties. Each of the Borrower and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in Real Property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical

Financial Statements referred to in Section 5.07 and in the most recent financial statements delivered pursuant to Section 6.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 7.08, and except where failure to have such title, interests or licensed rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
5.14    Environmental Matters. Neither the Borrower nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There are and, to each of the Borrower’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries nor, to any Loan Party’s knowledge, any predecessor of the Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Borrower’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.
5.15    [Reserved.]
5.16    [Reserved.]
5.17    Governmental Regulation. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither the Borrower nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
5.18    Federal Reserve Regulations; Exchange Act.
(a)    None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)    No portion of the proceeds of any Credit Extension shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Credit

Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
5.19    Employee Matters. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
5.20    Plans. The Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their obligations under each Plan in all material respects. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter, opinion letter or advisory letter from the IRS indicating that such Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which could cause such Plan to lose its qualified status, except as could not reasonably be expected to have a Material Adverse Effect. No liability to the PBGC (other than required premium payments), the IRS, any Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates, except as could not reasonably be expected to have, a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur, except as could not reasonably be expected to have a Material Adverse Effect. Except to the extent required under Section 4980B of the Code or similar state laws, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates, except as could not reasonably be expected to have, a Material Adverse Effect. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by the Borrower, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan, except as could not reasonably be expected to have, a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrower, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero, except as could not reasonably be expected to have, a Material Adverse Effect. The Borrower, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section

4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except as could not reasonably be expected to have, a Material Adverse Effect.
5.21    Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by this Agreement, except as payable to Agents, Arrangers and Lenders.
5.22    Solvency. On the Closing Date, after giving effect to the consummation of the Transactions, including the making of Loans hereunder, and after giving effect to the application of proceeds of thereof:
(a)    the fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;
(b)    the present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;
(c)    the Borrower and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature (whether at maturity or otherwise);
(d)    the Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and
(e)    the Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.
For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that could reasonably be expected to become an actual and matured liability.
5.23    [Reserved]
5.24    Compliance with Statutes, Etc. Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of the Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.25    Disclosure. All written information (other than the Projections, estimates, forecasts, forward looking information and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower or any of its Subsidiaries and furnished by or on behalf of the Loan Parties and made available to any Lender or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in any material respect in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto delivered to the Arrangers prior to such time).
5.26    Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act. None of the Borrower or any of its Subsidiaries or any of their respective directors, officers or, to the knowledge of the Borrower, employees, agents, advisors or Affiliates is (a) a Person named on any list of designated persons maintained by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable sanctions authority that imposes, administers or enforces economic or financial sanctions or trade embargoes (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”), (b) located, organized or resident in any country or territory that is the subject or target of Sanctions, (c) owned or controlled by any such Person or Persons, or (d) otherwise the subject of Sanctions. Each of the Borrower and its Subsidiaries and their respective directors, officers and, to the knowledge of the Borrower, employees, agents, advisors and Affiliates is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) the PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, (A) for the purpose of funding, financing or facilitating any activities, transactions, or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.
5.27    Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
5.28    Beneficial Ownership Certificate. As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.
5.29    Covered Entities. No Loan Party is a Covered Entity.
ARTICLE VI.    AFFIRMATIVE COVENANTS
Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and other contingent obligations with respect to which no claim has been made) and cancellation or expiration of (without any pending drawing on) all Letters of Credit, each Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants set forth in this Article VI.
6.01    Financial Statements and Other Reports. The Borrower will deliver to Administrative Agent and Lenders:

(a)    [Reserved.]
(b)    Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter (including, during any Unrestricted Subsidiary Reporting Period, with respect to the consolidated balance sheet, any adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from the consolidated balance sheet) and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto (it being understood that filing by the Borrower of a Quarterly Report on Form 10-Q with the SEC shall satisfy the requirements of this Section 6.01(b), without prejudice to the obligation of the Borrower, during any Unrestricted Subsidiary Reporting Period, to deliver a statement setting forth any adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from the consolidated balance sheet);
(c)    Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year (including, during any Unrestricted Subsidiary Reporting Period, with respect to the consolidated balance sheet, any adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from the consolidated balance sheet) and the related consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP (or any of its Affiliates) or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to Administrative Agent (which report and/or the accompanying financial statements shall be unqualified as to going concern (except any “going concern” qualification due to the impeding maturity of any indebtedness under this Agreement within one year from the date of such opinion or any prospective default of any financial maintenance covenant included in this Agreement) and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) (it being understood that the filing by the Borrower of an Annual Report on Form 10-K with the SEC shall satisfy the requirements of paragraph (i) of this Section 6.01(c), without prejudice to the obligation of the Borrower, during any Unrestricted Subsidiary Reporting Period, to deliver a statement setting forth any adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from the consolidated balance sheet);

(d)    Compliance Certificate. Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 6.01(b) and 6.01(c), a duly executed and completed Compliance Certificate;
(e)    [Reserved].
(f)    Notice of Default. Promptly upon any officer of the Borrower or the Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default; (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;
(g)    Notice of Litigation. Promptly upon any officer of the Borrower or the Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by the Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii) could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to the Borrower to enable Lenders and their counsel to evaluate such matters;
(h)    ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) all notices received by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (2) copies of such other documents or governmental reports or filings relating to any Plan as Administrative Agent shall reasonably request.
(i)    Financial Plan. As soon as practicable and in any event no later than ninety days after the beginning of each Fiscal Year, a forecast prepared by management of the Borrower of the consolidated statement of income of the Borrower and its Subsidiaries on a quarterly basis for such Fiscal Year (a “Financial Plan”).
(j)    [Reserved].
(k)    Other Information. Such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and
(l)    Designation of Public Information. The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 6.01 or otherwise are being distributed through Debt Domain, Intralinks, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Private-Side Information shall not be posted on that portion of the Platform designated for such Public Lenders. The Borrower agrees to clearly designate all information provided to Administrative Agent by or on behalf of the Borrower which contains only Public-Side Information, and by doing so shall be deemed to have represented that such information contains only Public-Side Information. If the Borrower has not indicated whether a document or notice delivered pursuant to this Section 6.01 contains Private-Side Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Private Lenders.
6.02    Existence. Except as otherwise permitted under Section 7.08, each Loan Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Loan Party (other than the Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
6.03    Payment of Taxes and Claims. Except to the extent that the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises, and all claims (including claims for labor, services, materials and supplies as the same shall become due and payable, unless the same are being contested in good faith by appropriate proceedings diligently conducted, and adequate reserves in accordance with GAAP shall have been made therefor.
6.04    Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
6.05    Insurance. Each Loan Party will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons.
6.06    Books and Records; Inspections. Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by the Administrative Agent to visit and inspect any of the properties of any Loan Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and, unless an Event of Default has occurred and is continuing, no more than once per year.
6.07    [Reserved].
6.08    Compliance with Laws. Each Loan Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), except to the extent that noncompliance therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or, in the case of the laws, rules, regulations and orders referred to in Section 5.26, except to the extent that noncompliance therewith is not material).
6.09    Environmental. Each Loan Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Loan Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Loan Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
6.10    Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of the Borrower (including by virtue of a Division) or any Unrestricted Subsidiary is converted into a Restricted Subsidiary that is a Domestic Subsidiary after the Closing Date, the Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder by executing and delivering to Administrative Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Administrative Agent, including those which are similar to those described in Sections 4.01(b), 4.01(k) and 4.01(l). With respect to each Subsidiary, the Borrower shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of the Borrower or was converted into a Restricted Subsidiary, as applicable, and (ii) all of the data required to be set forth in Schedules 5.01 and 5.02 with respect to all Subsidiaries of the Borrower; and such written notice shall be deemed to supplement Schedules 5.01 and 5.02 for all purposes hereof.
6.11    Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Loan Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.
6.12    [Reserved].
6.13    Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 7.07, (iii) [reserved], (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, and (v) the Borrower shall deliver to Administrative Agent at least five Business Days prior to such designation a certificate of a Responsible Officer of the Borrower certifying as to compliance with the foregoing clauses (i)-(iv) of this Section 6.13 and, if applicable, certifying that such subsidiary meets the requirements of an “Unrestricted Subsidiary”. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s Investment therein; provided that upon a redesignation of such subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (i) the lesser of (A) the fair market value of Investments of the Borrower and its Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) and (B) the fair market value of Investments of the Borrower and its Subsidiaries made in connection with the designation of such Subsidiary as an Unrestricted Subsidiary minus (ii) the portion (proportionate to the Borrower’s and its Subsidiaries’ Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.
ARTICLE VII.    NEGATIVE COVENANTS
Each Loan Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and other contingent obligations with respect to which no claim has been made) and cancellation or expiration of (without any pending drawing on) all Letters of Credit, such Loan Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VII.
7.01    Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
(a)    the Obligations;
(b)    [reserved];
(c)    Indebtedness of any Subsidiary to the Borrower or to any other Subsidiary, or of the Borrower to any Subsidiary; provided (i) all such Indebtedness shall be unsecured and, in the case of Indebtedness owing from a Loan Party to a Subsidiary that is not a Loan Party, subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Subordination Agreement, and (ii) such Indebtedness is permitted as an Investment under Section 7.06(b) or (d);
(d)    Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including, Indebtedness consisting of the deferred purchase price of property acquired in a Permitted Acquisition), or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries;
(e)    Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto in each case incurred in the ordinary course of business in an aggregate amount not to exceed at any time $100,000,000;
(f)    Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
(g)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations in the ordinary course of business, including (i) those incurred to secure health, safety and environmental obligations in the ordinary course of business and (ii) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;
(h)    guaranties (i) of Indebtedness of a Loan Party otherwise permitted to be incurred pursuant to this Section 7.01, (ii) of Indebtedness of a Subsidiary (other than a Loan Party) otherwise permitted to be incurred pursuant to this Section 7.01 to the extent such guaranties are permitted by Section 7.06, or (iii) by a Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party otherwise permitted to be incurred pursuant to this Section 7.01; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;
(i)    Indebtedness with respect to Finance Leases and purchase money Indebtedness, in each case of the Borrower and its Subsidiaries, in an aggregate amount not to exceed at any time $175,000,000; provided, any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness;
(j)    (A)(i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by the Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary (other than by any such person that so becomes a Subsidiary), and (ii) Indebtedness incurred by the Borrower or any of its Subsidiaries to finance a Permitted Acquisition; provided that in each case of (i) and (ii) above at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof the Total Net Leverage Ratio as of the last day of the Fiscal Quarter last ended would not exceed 3.25 :1.00; and (B) and Refinancing Indebtedness incurred to Refinance such Indebtedness;
(k)    Indebtedness of the Borrower or any of its Subsidiaries in connection with the discounting or factoring of receivables in an aggregate amount not to exceed at any time $300,000,000;
(l)    Indebtedness incurred by the Borrower or any of its Subsidiary in connection with credit card programs entered into in the ordinary course of business;

(m)    Indebtedness of the Borrower or any Guarantor so long as at the time of any such incurrence of Indebtedness and after giving pro forma effect thereto and the use of the proceeds thereof the Total Net Leverage Ratio as of the last day of the Fiscal Quarter last ended would not exceed 3:25:1:00, provided that (i) such Indebtedness shall not mature prior to the date that is ninety-one days following the Maturity Date; (ii) the weighted average maturity of such Indebtedness shall occur after the weighted-average maturity of the Term Loans; (iii) the affirmative and negative covenants and financial covenants set out in the governing documents of such Indebtedness shall not be materially more restrictive, taken as a whole, than the provisions set forth in the Loan Documents (as determined in good faith and certified in writing to the Administrative Agent by a Responsible Officer of the Borrower), and such governing documents shall not provide for any mandatory offers or obligations to repay, prepay or repurchase any amount under such Indebtedness prior to the final maturity thereof, other than pursuant to customary asset sale and change of control provisions; and (iv) such Indebtedness is unsecured;
(n)    Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed at any time $75,000,000, provided that the aggregate principal amount of Indebtedness outstanding in reliance on this clause in respect of which the primary obligor or a guarantor is a Subsidiary that is not a Guarantor shall not exceed at any time $50,000,000;
(o)    (i) Indebtedness existing on the Closing Date set forth on Schedule 7.01 and any Refinancing Indebtedness incurred to Refinance such Indebtedness, (ii) any Refinancing Indebtedness incurred to Refinance such Indebtedness, and (iii) any Indebtedness in respect of Finance Leases of property acquired to replace property subject to Finance Leases set forth on Schedule 7.01, provided that the amount of such Indebtedness permitted under this clause (iii) does not exceed the amount of Indebtedness existing on the Closing Date in respect of Finance Leases of the property being replaced;
(p)    Indebtedness owed to, and obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of, any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such person, in each case, in the ordinary course of business; provided that, upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than sixty (60) days following such incurrence;
(q)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management treasury services in the ordinary course of business;
(r)    Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(s)    Indebtedness representing deferred compensation to employees, directors or consultants incurred in the ordinary course of business; and
(t)    Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business.

7.02    Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:
(a)    Liens on Cash Collateral for the benefit of any L/C Issuer as required under this Agreement;
(b)    Liens for Taxes if not yet delinquent or the obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;
(c)    statutory Liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 60 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
(d)    Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);
(e)    easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(f)    any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
(g)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(h)    purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
(i)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)    any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any Real Property;
(k)    outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of or materially detracting from the value of the business of the Borrower or such Subsidiary;
(l)    Liens solely on Cash collateral securing Indebtedness consisting of reimbursement obligations in respect of the letters of credit permitted pursuant to Section 7.01(e);
(m)    Liens on accounts receivable securing Indebtedness permitted by Section 7.01(k);
(n)    Liens securing Indebtedness permitted pursuant to Section 7.01(i); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;
(o)    Liens on assets that are acquired as the result of a Permitted Acquisition securing (i) Indebtedness in respect of Finance Leases permitted by Section 7.01(j)(A)(i) or (ii) other Indebtedness permitted by Section 7.01(j)(A)(i), in the case of clause (ii), in an aggregate amount not to exceed $25,000,000 at any time outstanding; provided any such Lien shall not extend to any additional property other than (1) after-acquired property that is affixed or incorporated into the property covered by such Lien and (2) proceeds and products thereof;
(p)    Liens arising in the ordinary course of business by virtue of any statutory or common law provisions or similar provisions applicable in foreign jurisdictions relating to banker’s liens, rights of set-off or similar rights;
(q)    Liens on assets of Subsidiaries of the Borrower that are not Guarantors securing Indebtedness permitted under Section 7.01(n) in an aggregate amount not to exceed $50,000,000 at any time outstanding;
(r)    other Liens securing Indebtedness in an aggregate amount not to exceed $25,000,000 at any time outstanding;
(s)    Liens on Equity Interests of any Joint Venture or Unrestricted Subsidiary (i) securing obligations of such Joint Venture or Unrestricted Subsidiary, as the case may be, or (ii) pursuant to the relevant Joint Venture agreement or arrangement;
(t)    Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(u)    Liens securing judgments that do not constitute an Event of Default under Section 8.01(h);
(v)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts or cash pooling arrangements (including with respect to any joint and several liability provisions in relation thereto) of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements (other than Indebtedness for borrowed money) entered into with customers in the ordinary course of business;
(w)    Liens existing on the Closing Date and set forth on Schedule 7.02.
7.03    Equitable Lien. If any Loan Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens permitted pursuant to Section 7.02 (including as a result of an amendment or waiver of Section 7.02 made with the consent of the Required Lenders), it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Required Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.
7.04    Restricted Junior Payments. The Borrower shall not and shall not permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:
(a)    Any Subsidiary of the Borrower may declare and pay dividends or make other distributions ratably to its equity holders;
(b)    The Borrower may make Restricted Junior Payments to its equity holders in the form of dividends on the Borrower’s common stock in an aggregate amount not to exceed $10,000,000 per annum, provided that, immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
(c)    The Borrower may make Restricted Junior Payments up to an amount not to exceed the Cumulative Amount as in effect immediately prior to the making of such Restricted Junior Payments, provided that (A) immediately prior to, and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the Borrower and its Subsidiaries shall be in compliance on a pro forma basis with the financial covenants set forth in Section 7.07 and with a Total Net Leverage Ratio of 2.50:1.00 or less, in each case, as of the last day of the Fiscal Quarter most recently ended and (B) the Borrower shall have delivered to Administrative Agent a Compliance Certificate, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating in reasonable detail the calculation of the Cumulative Amount immediately prior to the making of such Restricted Junior Payment and the amount thereof elected to be so applied and evidencing compliance with Section 7.07 and the Total Net Leverage Ratio as required under clause (A)(ii) above;
(d)    The Borrower may make other Restricted Junior Payments in an aggregate amount of up to $25,000,000 during the term of this Agreement;
(e)    the payment by the Borrower or any Subsidiary of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or giving the notice of the redemption, if on the date of declaration or notice the payment would have complied with this Section 7.04 (assuming, in the case of redemption, the giving of the notice would have been deemed to be a Restricted Junior Payment at such time and such deemed

Restricted Junior Payment would have been permitted at such time); provided that any Restricted Junior Payment pursuant to this Section 7.04(e) shall be deemed to have utilized capacity under the exception that such Restricted Junior Payment would have been permitted to have been made in reliance of at the time of declaration or notice of redemption, as applicable;
(f)    the Borrower may declare or make a Restricted Junior Payment with respect to its Equity Interest payable solely in Qualified Equity Interests or redeem any of its Equity Interests in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests or through accretion or accumulation of such dividends on such Equity Interests;
(g)    repurchase, redemption or other acquisition for value by the Borrower of, Equity Interests of the Borrower held by officers, directors or employees or former officers, directors or employees of the Borrower and any Restricted Subsidiary (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; and
(h)    repurchases of Equity Interests deemed to occur (a) upon the exercise of stock options, warrants, or similar rights if the Equity Interests represent all or a portion of the exercise price thereof or (b) in connection with the satisfaction of any withholding Tax obligations incurred relating to the vesting or exercise of stock options, warrants, restricted stock units or similar rights.
7.05    Restrictions on Subsidiary Distributions. Except as provided herein, no Loan Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer, lease or license any of its property or assets to the Borrower or any other Subsidiary of the Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Sections 7.01(i) and 7.01(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) existing under or by reason of Applicable Law, regulation or order, (v) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements, shareholder agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture, corporation or similar Person, (vi) restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business, or (vii) described on Schedule 7.05.
7.06    Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:
(a)    Investments in Cash and Cash Equivalents;

(b)    equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in the Borrower and any Guarantor that is a Subsidiary of the Borrower;
(c)    Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;
(d)    intercompany loans to the extent permitted under Section 7.01(c) and other Investments in Subsidiaries other than Guarantors, provided that such Investments (including through intercompany loans and any Permitted Acquisition) in Subsidiaries other than Guarantors, together with any Investment permitted under Section 7.06(k), shall not exceed at any time an aggregate amount equal to the sum of (x) $150,000,000 plus (y) the aggregate amount of all cash payments made since February 26, 2021 by Subsidiaries that are not Guarantors to the Borrower and the Guarantors in the form of dividends, distributions, return of capital, repurchases of Equity Interests, repayment of loans or advances, without duplication, in each case, with any item already deducted from the calculation of the amount of any Investment pursuant to the last sentence of the definition thereof ((x) plus (y), the “Non-Guarantor Basket”);
(e)    loans and advances to employees of the Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000;
(f)    Permitted Acquisitions permitted pursuant to Section 7.08;
(g)    Investments described in Schedule 7.06;
(h)    Hedge Agreements which constitute Investments;
(i)    other Investments in an aggregate amount not to exceed the Cumulative Amount as in effect immediately prior to the making of such Investment; provided that (A) immediately prior to, and after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower and its Subsidiaries shall be in compliance on a pro forma basis with the financial covenants set forth in Section 7.07 and with a Total Net Leverage Ratio of 2.50:1.00 or less, in each case, as of the last day of the Fiscal Quarter most recently ended and (B) the Borrower shall have delivered to Administrative Agent a Compliance Certificate, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating in reasonable detail the calculation of the Cumulative Amount immediately prior to the making of such Investment and the amount thereof elected to be so applied and evidencing compliance with Section 7.07 and the Total Net Leverage Ratio as required under clause (A)(ii) above;
(j)    Investments received in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower;
(k)    Investments in Joint Ventures and Unrestricted Subsidiaries in an aggregate amount not exceeding, together with any Investment permitted under the proviso to Section 7.06(d) in Subsidiaries other than Guarantors, the Non-Guarantor Basket;
(l)    Investments so long as the Total Net Leverage Ratio will not exceed on a pro forma basis 1:75:1:00 as of the last day of the Fiscal Quarter most recently ended;

(m)    other Investments in an aggregate amount outstanding at any time not to exceed $50,000,000 during the term of this Agreement.
Notwithstanding the foregoing, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 7.04.
7.07    Financial Covenants.
(a)    Net Interest Coverage Ratio. The Borrower shall not permit the Net Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the first full Fiscal Quarter after the Closing Date, to be less than 3.00 to 1.00.
(b)    Total Net Leverage Ratio. The Borrower shall not permit the Total Net Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the first full Fiscal Quarter after the Closing Date, to exceed 3.75 to 1.00.
(c)    Certain Calculations. With respect to any period during which (x) a Permitted Acquisition or an Asset Sale has occurred or (y) a subsidiary has been designated an Unrestricted Subsidiary or a Restricted Subsidiary, as applicable, pursuant to Section 6.13 (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 7.07, Consolidated Adjusted EBITDA and the components of Consolidated Net Interest Expense shall be calculated with respect to such period on a pro forma basis using the historical (audited, to the extent available) financial statements of any business so acquired or to be acquired or sold or to be sold or designated or to be designated as a Restricted Subsidiary or an Unrestricted Subsidiary and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).
7.08    Fundamental Changes; Disposition of Assets; Acquisitions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of (including, in each case, pursuant to a Division), in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
(a)    any Subsidiary of the Borrower may be merged with or into the Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Guarantor; provided, in the case of such a merger, the Borrower or such Guarantor, as applicable, shall be the continuing or surviving Person;

(b)    sales or other dispositions of assets that do not constitute Asset Sales;
(c)    as long as no Default is continuing or would result therefrom, Asset Sales, provided that, with respect to any Asset Sale made pursuant to this Section 7.08(c), (1) the consideration received shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or similar governing body)) and (2) no less than 75% thereof shall be paid in Cash or Cash Equivalents; provided, further, that any Designated Non-Cash Consideration received in respect of such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 7.08(c) that is at any time outstanding, not in excess of $25,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents;
(d)    disposals of obsolete, worn out or surplus equipment;
(e)    Permitted Acquisitions, provided that the consideration for Permitted Acquisitions of Equity Interests in any Person which does not become a Guarantor shall not exceed, collectively with any Investment permitted under the proviso to Section 7.06(d) in Subsidiaries other than Guarantors and any Investment permitted under Section 7.06(k), an aggregate amount equal to the Non-Guarantor Basket during the term of this Agreement; and
(f)    Investments made in accordance with Section 7.06;
7.09    [Reserved.].
7.10    [Reserved].
7.11    Transactions with Shareholders and Affiliates. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower on terms that are materially less favorable to the Borrower or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between the Borrower and any Subsidiary of the Borrower; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower and its Subsidiaries; (c) compensation arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business; (d) transactions otherwise permitted pursuant to Section 7.01, Section 7.02, Section 7.04, Section 7.06, or Section 7.08; and (e) transactions described in Schedule 7.11.
7.12    Conduct of Business. From and after the Closing Date, no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Loan Party on the Closing Date and any similar, corollary, related, incidental or complementary business or business activities or any reasonable extension, development or expansion thereof (as determined by the Borrower in good faith) and (ii) such other lines of business as may be consented to by Required Lenders.
7.13    Amendments or Waivers of Organizational Documents. Except in connection with or as contemplated by the Merger, no Loan Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date, in each case that would be materially adverse to the Lenders.
7.14    Amendments or Waivers of with respect to Certain Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change the redemption, prepayment or defeasance provisions thereof in a manner adverse to the Lenders, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof) in a manner adverse to the Lenders, or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to the Lenders.
7.15    Fiscal Year. No Loan Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31.
7.16    Sanctions. No Loan Party shall, directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.
7.17    Anti-Corruption Laws. No Loan Party shall directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation in other jurisdictions.
ARTICLE VIII.    EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):
(a)    Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to L/C Issuer in reimbursement of any drawing under a Letter of Credit; or any Cash Collateralization required pursuant to Section 2.17(d), or (iii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or
(b)    Default in Other Agreements. (i) Failure of any Loan Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) with a principal amount (or Net Mark-to-Market Exposure), individually or in the aggregate, of $50,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Loan Party with respect to any other material term of (1) Indebtedness in the individual or aggregate principal amount (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
(c)    Breach of Certain Covenants. Failure of any Loan Party to perform or comply with any term or condition contained in (i) Section 2.18, Section 6.01(f) or Section 6.02 or (ii) Article VII unless, in the case of this clause (ii), such default is capable of remedy and shall have been remedied or waived within thirty days after the earlier of (A) an officer of such Loan Party becoming aware of such default or (B) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or
(d)    Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
(e)    Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other paragraph of this Section 8.01, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Loan Party becoming aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or any Lender of such default; or
(f)    Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Borrower or any of its Subsidiaries under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or
(g)    Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Borrower or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Borrower or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Borrower or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); or
(h)    Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving, individually or in the aggregate at any time an amount in excess of $50,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or
(i)    [Reserved].
(j)    Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $50,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Code or ERISA or a violation of Section 436 of the Code; or
(k)    [Reserved].
(l)    Guaranties, and other Loan Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party.
8.02    Loan Party Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;
provided, however, that upon the occurrence of an event described in Section 8.01(f) or Section 8.01(g), the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Hedge Agreements, ratably among the Lenders, the L/C Issuers and the Hedge Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Obligations arising under Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank. Each Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
8.04    the Borrower’s Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, for purposes of determining whether an Event of Default has occurred under any financial covenant set forth in Section 7.07, any equity contribution (in the form of Qualified Equity Interests) made to the Borrower after the last day of any Fiscal Quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, at the request of the Borrower, be included in the calculation of Consolidated Adjusted EBITDA solely for the purposes of determining compliance with the financial covenants at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) the Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of Consolidated Adjusted EBITDA with respect to any Fiscal Quarter unless, after giving effect to such requested Specified Equity Contribution, there shall be no more than two Fiscal Quarters in the Relevant Four Fiscal Quarter Period in respect of which a Specified Equity Contribution is made, (b) no more than 4 Specified Equity Contributions will be made in the aggregate, (c) the amount of any Specified Equity Contribution and the use of proceeds therefrom will be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants, and (d) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Loan Documents (including calculating Consolidated Adjusted EBITDA for purposes of determining basket levels, Applicable Rate, Applicable Fee Rate, and other items governed by reference to Consolidated Adjusted EBITDA, calculating the amount of Unrestricted Cash to be deducted pursuant to clause (b) of the definition of Consolidated Total Net Debt, and for purposes of the Restricted Junior Payments covenant in Section 7.04). To the extent that the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating any financial covenant set forth in Section 7.07 for the Relevant Four Fiscal Quarter Period. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Consolidated Adjusted EBITDA will be increased as a result of such Specified Equity Contribution.
ARTICLE IX.    ADMINISTRATIVE AGENT
9.01    Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Cash Collateral or other Lien granted under the Loan Documents (or any portion thereof granted under the Loan Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. The Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arranger, as applicable:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or

Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer;
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Cash Collateral, (v) the value of the sufficiency of any Cash Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent: and
(f)    shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution.
9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender or Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent in respect of actions taken by it or omitted to be taken by it while it was the Administrative Agent under this Agreement), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)    Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
9.07    Non-Reliance on the Administrative Agent, the Arranger and the Other Lenders. Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender or each L/C Issuer as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each

Lender and each L/C Issuer represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.
9.10    Guaranty Matters. Each of the Lenders (including in its capacities as a potential Hedge Bank) and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements reasonably satisfactory to the Administrative Agent and the L/C Issuer shall have been made), or (ii) if approved, authorized or ratified in writing in accordance with Section 11.01; and
(b)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of any Liens on any property granted to or held by the Administrative Agent or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Cash Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Cash Collateral.
9.11    Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty no Hedge Bank that obtains the benefits of Section 8.03, or any Guaranty by virtue of the provisions hereof or otherwise shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.
9.12    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
9.13    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or any L/C Issuer (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.
ARTICLE X.    GUARANTY
10.01    Guaranty of the Obligations. Subject to the provisions of Section 10.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
10.02    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 10.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 10.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 10.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 10.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.02.
10.03    Payment by Guarantors. Subject to Section 10.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
10.04    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)   this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)   Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;
(c)   the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;
(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Loan Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents or any Hedge Agreements; and
(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
10.05    Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Loan Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 10.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
10.06    Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Credit Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled without any pending drawing thereon, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Credit Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled without any pending drawing thereon, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 10.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
10.07    Subordination of Other Obligations. Any Indebtedness of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
10.08    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Credit Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled without any pending drawing thereon. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
10.09    Authority of Guarantors or the Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
10.10    Financial Condition of the Borrower. Any Credit Extension may be made to the Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.
10.11    Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of

Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
10.12    Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest hereunder, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
ARTICLE XI.    MISCELLANEOUS
11.01    Amendments, Etc. Subject to Section 3.03 and the last paragraph of this Section 11.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.01 or, in the case of any Credit Extension to be made on the Closing Date, Section 4.02, without the written consent of each Lender;
(b)    [Reserved];
(c)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(d)    postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender;

(e)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the provisions of Section 2.08(b) or to waive any obligation of the Borrower thereunder or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(f)    change (i) Section 8.03 or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or Section 2.06(c), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term A Facility, the Required Term A Lenders and (y) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;
(g)    change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or “Required Class Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” or “Required Term A Lenders,” without the written consent of each Lender under the applicable Facility;
(h)    [Reserved];
(i)    release, or have the effect of releasing, all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
(j)    impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term A Facility, the Required Term A Lenders, and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders; or
(k)    directly and materially adversely affect the rights of Lenders holding Commitments or Loans of one Class differently from the rights of Lenders holding Commitments or Loans of any other Class without the written consent of the applicable Required Class Lenders;
and provided, further, that (i) no amendment, waiver or consent shall, (A) unless in writing and signed by the L/C Issuers in addition to the Lenders required above, affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended and the Maturity Date of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender and (B) without the prior written consent of each Lender directly affected thereby, (i) modify Sections 2.05 or 2.13 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required hereunder, or (ii) subordinate, or have the effect of subordinating, the Obligations hereunder to any other Indebtedness or other obligation, or (iii) amend or waive any provision of Section 7.03 (or release, or consent to the release, of any security interest granted thereunder), or (iii) amend, modify, terminate or waive Section 2.05(b)(i), any defined terms used therein or the constituent definitions thereof.
Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
11.02    Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below shall be effective as provided in such clause (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, the Swing Line Lender, any L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of materials and/or information provided by or on behalf of the Borrower hereunder or any notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.
(d)    Change of Address, Etc. Each of the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to the Borrower materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04    Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable, documented and invoiced out-of-pocket expenses incurred by the Agents (including the reasonable, documented and invoiced fees, charges and disbursements of one outside counsel for the Agents, one local counsel in each appropriate jurisdiction and, in the case of any conflict of interest, one additional counsel for the Agents subject to such conflict), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable, documented and invoiced out-of-pocket expenses incurred by the L/C Issuers in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Lender or any L/C Issuer (including the reasonable, documented and invoiced fees, charges and disbursements of one outside counsel for the Agents, Lenders and L/C Issuers, one local counsel in each appropriate jurisdiction and, in the case of any conflict of interest, one additional counsel for the Agents, Lenders and L/C Issuers subject to such conflict), in connection with the enforcement of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify each Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the reasonable, documented and invoiced fees, charges and disbursements of one outside counsel for all the Indemnitees, if necessary, one local counsel in each appropriate jurisdiction and, in the case of any conflict of interest, one additional counsel for the Indemnitees subject to such conflict), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any

Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the Arranger or any Agent in their capacities as such). Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)    Payments. All amounts due under this Section 11.04 shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuers and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06    Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b) and (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 11.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 with respect to any assignment of the each of the Revolving Credit Facility and the Term Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 11.06 and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    the consent of each L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of the Revolving Credit Facility.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural

Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural Persons) or (D) subject to clause (l) below, to any Disqualified Institution.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the

Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06 (it being understood that the documentation required under Section 3.01(g) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 11.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under clause (b) of this Section 11.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banks; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    [Reserved.]
(g)    Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer/Swing Line Lender assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to clause (b) above, such L/C Issuer/Swing Line Lender may, (i) upon 30 days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as a Swing Line Lender. In the event of any such resignation as an L/C Issuer or a Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder which agrees in writing to serve in any such capacity; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the applicable L/C Issuer/Swing Line Lender as an L/C Issuer or a Swing Line Lender, as the case may be. If the applicable L/C Issuer resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (y) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable retiring L/C Issuer to effectively assume the obligations of the applicable retiring L/C Issuer with respect to such Letters of Credit.
(h)    [Reserved.]
(i)    [Reserved.]
(j)    [Reserved.]
(k)    [Reserved.]

(l)    Disqualified Institutions. (i) No assignment or shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). Any assignment in violation of this clause (l)(i) shall not be void, but the other provisions of this clause (l) shall apply.
(ii)    If any assignment is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b), (ii) such assignment does not conflict with Applicable Laws and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.
11.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, in reliance on this clause (f), (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (z) is independently discovered or developed by a party hereto without utilizing any Confidential Information received from the Borrower or violating the terms of this Section 11.07. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section 11.07, “Confidential Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential

Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Confidential Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.
11.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
11.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
11.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13    Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with Applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
Notwithstanding anything in this Section 11.13 to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral Account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.
11.14    Governing Law; Jurisdiction; Etc. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a)    SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY OTHER AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(b)    WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 11.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY

HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.
11.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and the other Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the other Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any of the other Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.17    Electronic Execution; Electronic Records.
(a)    This Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement or any Loan Document (each, a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record (as defined below) and may be executed using Electronic Signatures (as defined below). Each of the Loan Parties, the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent or any Lender has agreed to accept such Electronic Signature, the Administrative Agent and each Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 U.S.C. §7006, as it may be amended from time to time.
(b)    Neither the Administrative Agent nor any Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or such Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and each Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
(c)    Each of the Loan Parties, the Administrative Agent and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) waives any claim against the Administrative Agent, any Lender or any Related Party for any liabilities arising solely from the Administrative Agent’s, any Lender’s or any Related Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
11.18    USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan

Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
11.19    [Reserved.]
11.20    [Reserved.]
11.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(A)    a reduction in full or in part or cancellation of any such liability;
(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
11.22    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

    (a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
    (b)    As used in this Section 11.22, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LEONARDO DRS, INC.

By:	/s/ Michael D. Dippold
Name:	Michael D. Dippold
Title:	Executive Vice President, Chief Financial Officer and Treasurer
[Signature Page to Credit Agreement]

DRS ADVANCED ISR, LLC DRS TRAINING & CONTROL SYSTEMS, LLC
By DRS Defense Solutions, LLC, its Manager

By	/s/ Mark A. Dorfman
	Name :	Mark A. Dorfman
	Title:	Secretary
[Signature Page to Credit Agreement]

DAYLIGHT SOLUTIONS, INC.
DRS ENVIRONMENTAL SYSTEMS, INC.
DRS HOMELAND SECURITY SOLUTIONS
DRS INTERNATIONAL, INC.
DRS SIGNAL SOLUTIONS, INC.
DRS NAVAL POWER SYSTEMS, INC.
DRS SURVEILLANCE SUPPORT SYSTEMS, INC.
DRS SUSTAINMENT SYSTEMS, INC.
DRS SYSTEMS, INC.
DRS TECHNOLOGIES CANADA INC.
DRS UNMANNED TECHNOLOGIES, INC.
ENGINEERED COIL COMPANY
ENGINEERED SUPPORT SYSTEMS, INC.
T-S HOLDING CORPORATE

By:	/s/ Mark A. Dorfman
	Name :	Mark A. Dorfman
	Title:	Secretary
[Signature Page to Credit Agreement]

DAYLIGHT DEFENSE, LLC
By Daylight Solutions, Inc., its Manager

By	/s/ Mark A. Dorfman
	Name :	Mark A. Dorfman
	Title:	Secretary
[Signature Page to Credit Agreement]

DRS NETWORK & IMAGING SYSTEMS, LLC DRS SYSTEMS MANAGEMENT, LLC DRS DEFENSE SOLUTIONS, LLC OTO MELARA NORTH AMERICA, LLC TECH-SYM, LLC
By Leonardo DRS, Inc., its Manager

By	/s/ Mark A. Dorfman
	Name :	Mark A. Dorfman
	Title:	Secretary
[Signature Page to Credit Agreement]

LAUREL TECHNOLOGIES PARTNERSHIP

By	/s/ Mark A. Dorfman
	Name :	Mark A. Dorfman
	Title:	Executive Committee Representative
[Signature Page to Credit Agreement]

ESSI RESOURCES, LLC

By	/s/ Jason W. Rinsky
	Name :	Jason W. Rinsky
	Title:	Manager
[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as
Administrative Agent

By:	/s/ Don B. Pinzon
Name:	Don B. Pinzon
Title:	Vice President
[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as
a Lead Arranger, Bookrunner, L/C Issuer, Swing
Line Lender and a Lender

By:	/s/ Jason Yakabu
Name:	Jason Yakabu
Title:	Director
[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Colin Ruska
Name: Colin Ruska
Title: Authorized Signer
[Signature Page to Credit Agreement]

MUFG BANK, LTD., as a Lender

By:	/s/ Dominic Yung
Name: Dominic Yung
Title: Director
[Signature Page to Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Paul F. Johnson
Name: Paul F. Johnson
Title: Vice President
[Signature Page to Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Jill Wong
Name: Jill Wong
Title: Director

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director
[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Eric H. Williams
Name: Eric H. Williams
Title: Senior Vice President
[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael Zick
Name: Michael Zick
Title: Senior Vice President
[Signature Page to Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Vikas Khandelwal
Name: Vikas Khandelwal
Title: Managing Director

By:	/s/ Nanette Baudon
Name: Nanette Baudon
Title: Director
[Signature Page to Credit Agreement]

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ira Allen
Name: Ira Allen
Title: Officer
[Signature Page to Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ Tyler Tirpak
Name: Tyler Tirpak
Title: Vice President
[Signature Page to Credit Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Siddharth Bansal
Name: Siddharth Bansal
Title: Vice President
[Signature Page to Credit Agreement]

INTESA SANPAOLO S.P.A., NEW YORK BRANCH, as a Lender

By:	/s/ Adriano Lagana
Name: Adriano Lagana
Title: Vice President

By:	/s/ Alessandro Toigo
Name: Alessandro Toigo
Title: Managing Director
[Signature Page to Credit Agreement]

UNICREDIT BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Luca Balestra
Name: Luca Balestra
Title: Managing Director

By:	/s/ Thomas Petz
Name: Thomas Petz
Title: Managing Director
[Signature Page to Credit Agreement]